SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May 21, 2009

FLEX FUELS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52601	20-5242826
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3rd Floor, 14 South Molton Street London, UK	W1K 5QP
(Address of principal executive offices)	(Zip Code)

+44(0)2920504712
(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL AGREEMENT

On May 21, 2009 we entered into Stock Purchase Agreements (the “Stock Purchase Agreements”) with Iestyn Morgan, Gillian Penton and Mark Paulson (collectively the “Shareholders”) whereby we agreed to purchase an aggregate of 16,989,136 shares of our common stock (the “Shares”) from the Shareholders at a price of $0.008 per share or an aggregate of approximately $135,913.  Messrs. Morgan and Paulson are founding shareholders of Flex Fuels Energy Limited while Mrs. Penton is the wife of Jon Penton, a founding shareholder of Flex Fuels Energy Limited.  The purchase of the Shares is to take place on June 5, 2009 or such later date that we and the Shareholders may mutually agree.  Following purchase, the Shares are to be retired and returned to the status of authorized but unissued.  The last closing sale price for our common stock prior to the execution of the Stock Purchase Agreements was $0.04 per share and as such the per share price to be paid by us to the Shareholders under the Stock Purchase Agreements represents a substantial discount to the market price.  We entered into the Stock Purchase Agreements to preserve share value and decrease the number of shares of our common stock issued and outstanding.  The Stock Purchase Agreements require us to indemnify the Shareholders against all claims, liabilities and assessments, if any, against the Shareholders for additional capital gains tax imposed by HM Revenue and Customs (“HMRC”) based upon a determination by HMRC that the shares shall be deemed for tax purposes to have been sold for a purchase price in excess of $0.008 per share.  In such instance, the indemnification will not cover the capital gains tax due with respect to the first $0.008 of the deemed sales price.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial statements of businesses acquired.

Not applicable

(b)           Pro forma financial information.

Not applicable

(c)           Shell company transactions.

Not applicable

(d)           Exhibits

Exhibit No.	Description of Exhibit

10.1	Stock Purchase Agreement dated May 21, 2009 between Registrant and Iestyn Morgan
10.2	Stock Purchase Agreement dated May 21, 2009 between Registrant and Mark Paulson
10.3	Stock Purchase Agreement dated May 21, 2009 between Registrant and Gillian Penton

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEX FUELS ENERGY, INC.

Dated: May 27, 2009	By:	/s/ Robert Galvin
Name: Robert Galvin
Treasurer, Secretary and Chief Financial Officer

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